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                                                               EXHIBIT 10.20

LIVE Entertainment Companies



                                                               February 20, 1996


Mr. Regis Brown
FILM ROMAN
12020 Chandler Blvd.
Suite 200
North Hollywood, CA 91607


                                                          VIA FAX:  818-985-2973

     RE:  "B.R.U.N.O. THE KID"

Dear Regis:

LIVE Film and Mediaworks Inc. ("LIVE") would like to acquire from FILM ROMAN ("ROMAN") the rights to "B.R.U.N.O. THE KID", as follows:

1. PROPERTY: One animated Christmas episode and 32 additional animated episodes featuring the "B.R.U.N.O." character with each episode of no less than 22 minutes in length and featuring the voice of Bruce Willis (the "Series"), and one feature-length motion picture of no less than 68 minutes (not inclusive of titles and credits), provided that ROMAN shall make a reasonable, good faith effort to extend the running time of such feature-length motion picture to 72 minutes (not inclusive of titles and credits), such feature-length motion picture to be compiled in a linear, sequential fashion from an additional 3 or more episodes of the Series (both the animated episodes and the feature-length motion picture collectively referred to herein as the "Property").

2. RIGHTS: Video; all formats and configurations, including cassette, disc, commercial video (including, without limitation, schools, libraries and hospitals), and, subject to ROMAN's reasonable consultation, exclusive video premium and video promotional sales, provided that ROMAN shall have a right of approval, not to be unreasonably withheld, with respect only to LIVE's video premium and promotional agreements that directly relate to or conflict with ROMAN's

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     contemplated or existing promotional agreements in the same industry as the premium or promotional agreement to be concluded by LIVE. LIVE shall have the right, subject to ROMAN's reasonable approvals, to re-title the title of the Property, provided any costs associated with such re-titling shall be at LIVE's expense. LIVE's rights shall include, without limitation, the exclusive right to distribute both Spanish and English versions of the Property in LIVE's territory.

3. TERRITORY: The Dominion of Canada (excluding French speaking Canada) and the United States, its territories, possessions, and commonwealths, including, without limitation, Puerto Rico, U.S. Virgin Islands, Panama Canal Zone, Guam and Samoa.

4. TELEVISION CLEARANCES: ROMAN will guarantee for the 1996-97 television broadcast season (i) 75% clearances of Nielsen NTI, on or before the first national syndicated airing of the Series on a stripped, daily basis, (ii) television clearances in 20/25 top television markets, and 10/10 top television markets, on or before the first national syndicated airing of the Series, and (iii) an average clearance rate of 75% of Nielsen NTI for a period of 3 months from the first national syndicated airing of the Series. In the event LIVE pays to ROMAN any payments hereunder prior to the first airing of the Series and upon such airing ROMAN has not met its above clearance requirements, LIVE shall have the option, following written notice to ROMAN of its failure to meet its clearance requirements and ROMAN not curing such failure within 14 business days following such notice, to either retain its rights to the Property, or, within 60 days following LIVE's written notice to ROMAN of such failure, relinquish its rights to the Property and receive back any payments made by LIVE to ROMAN hereunder.

5. AUTHORIZED LANGUAGES: All. ROMAN will supply free access to LIVE to all foreign language dubs to which ROMAN has access or control.

6 TERM: The Term shall begin upon execution of the Agreement and continue for 10 years from the earlier of the first video release in the Territory of the Property or April 15, 1997 (the "Term").

7. DELIVERY: The Property shall be delivered in conformity with LIVE's standard delivery schedule, such schedule subject to good faith negotiation, in the American English language no later than 1) for the Christmas animated episode November 1, 1996, 2) for the feature-length motion picture November 1, 1996, and 3) for 16 additional episodes December 15, 1996, and 4) for the last 16 additional

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     episodes April 1, 1997, all such delivery dates time being of the essence.

8. FINANCIAL TERMS: U.S. $400,000 recoupable advance, payable in the following manner:

     (a) Payment of twenty thousand dollars ($20,000) of the total recoupable advance 10 days following ROMAN's and LIVE's execution of this Agreement.

     (b) Payment of forty thousand dollars ($40,000) of the total recoupable advance 10 days following the earlier of ROMAN's and LIVE's execution of a more formal, longform Agreement or payment of the "First Installment" (defined below).

     (c) Payment of seventy thousand dollars ($70,000) of the total recoupable advance 10 days following timely Delivery of the feature-length motion picture referred to above; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you (the "First Installment").

     (d) Payment of thirty thousand dollars ($30,000) of the total recoupable advance 10 days following timely Delivery of the animated Christmas episode referred to above; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you (the "Second Installment").

     (e) Payment of thirty thousand ($30,000) of the total recoupable advance 10 days following timely Delivery of 16 episodes of the Series referred to above but in no event sooner than concurrently with payment of the First and Second Installment; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you (the "Third Installment").

     (f) Payment of thirty thousand ($30,000) of the total recoupable advance 10 days following timely Delivery of an additional 16 episodes of the Series referred to above but in no event sooner than concurrently with payment of the First, Second, and Third Installment; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you (the "Fourth Installment").

     (g) Payment of forty-five thousand dollars ($45,000) of the total recoupable advance 10 days following first release of the feature-length motion picture referred to above but no later than April 1, 1996, provided, however, that should all the 32 additional episodes of the Series not have been delivered to LIVE, LIVE may withhold this payment, and

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     provided further, that payment will be extended one day for each day
     Delivery is delayed on the feature-length motion picture; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you.

     (h) Payment of thirty five thousand dollars ($35,000) of the total recoupable advance 10 days following first video release of any of the episodes of the Series but no later than July 1, 1996, including the Christmas episode of the Series referred to above provided, however, that should all the 32 additional episodes of the Series not have been delivered to LIVE, LIVE may withhold this payment and, provided further, that payment will be extended one day for each day Delivery is delayed on the Series; such payment to be deducted from the total advance, and is chargeable against and recoupable from any royalties becoming due and payable to you.

     (i) Payment of one hundred thousand dollars ($100,000) payable 10 days following the occurrence of both the following: (1) ROMAN's and IBM's execution of a production/financing/distribution agreement to finance and distribute a SONY Playstation "B.R.U.N.O. The Kid" interactive game; and
     (2) introduction of the "B.R.U.N.O. the Kid" toyline by or before Toyfair 1997, provided that such introduction must be part of a major toy manufacturer's (Mattel, Playmates, Hasbro, Kenner, Bandai, Tyco, Galoob, Up Up And Away, Trendmasters, Toy Biz, Ertl, or Just Toys) presentation and that the toys will be exhibited, with prototypes and marketing plans presented to potential toy buyers, and provided further, that the toys will be marketed on a national basis with the toy manufacturer spending an advertising budget for such national release.

     (j) Royalties:

          -- 15% of LIVE's gross receipts with respect to each video embodying the Property for which the wholesale selling price is U.S. $10.01 (or Canadian currency equivalent) or more

          -- 12.5% of LIVE's gross receipts with respect to each video embodying the Property for which the wholesale selling price is at or between U.S. $7.49 and U.S. $10.00 (or Canadian currency equivalent); and

          -- 10% of LIVE's gross receipts with respect to each video embodying the Property for which the wholesale selling price is at or between U.S. $4.98 and U.S. $7.48 (or Canadian currency equivalent); and

          -- 5% of LIVE's gross receipts with respect to each video embodying the Property for which the wholesale

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          selling price is below U.S. $4.98 but equal to or greater than LIVE's manufacturing and shipping costs (or Canadian currency equivalent).

9. RENEWAL OF TERMS: If, upon expiration of the initial 10 year term, LIVE has paid to ROMAN an amount equal to an additional $100,000 as royalties or any other payments pursuant to this agreement during the Term, then LIVE may automatically extend its first 10 year Term on the Property for one successive 10 year term upon LIVE's payment to ROMAN of an additional recoupable advance in the amount of $100,000.

10. OPTIONS: LIVE shall have the option, during the Term of this agreement, to acquire any and all Additional Episodes of the Series under the same terms and conditions herein, with the exception that should ROMAN produce additional episodes of the Series ("Additional Episodes"), whether in the form of individual episodes or compiled together in a feature-length motion picture format LIVE shall pay to ROMAN an amount equal to $8,500 per episode as an additional recoupable advance for each such additional episode, provided that LIVE's total payments for such Additional Episodes shall not exceed $250,000 and, should LIVE's payments for such Additional Episodes equal $250,000, then any and all further Additional Episodes shall be acquired by LIVE without any further payments (the "Option"). Should ROMAN produce episodes of a spinoff series, i.e. any and all episodes of a series produced with one or more of the same recurrent characters as the Property but with other characters and storylines different from the Property (a "Spinoff Series"), then LIVE shall have a right of first negotiation/last refusal with respect to such spinoff series. LIVE shall have thirty days (30) following ROMAN's delivery to LIVE of written notice (including synopses and screening cassette, if available) of a commitment to commence production and a television broadcast commitment of any such Additional Episodes of the Series, a feature-length motion picture compiled from the Series, or single additional programs to exercise such Option. In the event LIVE does not exercise its option to acquire such Additional Episodes referred to above, ROMAN may not license such Additional Episodes until eighteen (18) months following the earlier of LIVE's first release of the Property in the U.S. or LIVE's expiration of the above-referenced 30 day period. In addition, LIVE shall have a right of first refusal/first negotiation with respect to any original feature-length animated direct-to-video motion picture produced based on the Property.

11. CONDITION PRECEDENT: Notwithstanding anything to the contrary contained herein, any obligations of LIVE hereunder are expressly conditioned upon LIVE's approval of all chain

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     of title documents and all lab access letters with regard to the Property.

12. RESIDUALS, PARTICIPATIONS, MUSIC AND OTHER CLEARANCES: All the responsibility of Producer.

13. SECURITY INTEREST: LIVE shall be granted a first priority lien in and mortgage of copyright on the rights in the Property granted herein in order to secure the rights granted to LIVE hereunder.

14. NAME, LIKENESS, AND VOICES: LIVE will be able to use the name, likeness, and voices of all persons rendering services in the Picture without restriction, subject to Bruce Willis' rights of approval contained in his prior, existing agreement with ROMAN, and, with respect to other talent employed on the Property, other than normal and customary restrictions on the name, likeness and voices provided in ROMAN's standard talent agreements. Immediately following the execution of this letter agreement, ROMAN will deliver to LIVE all service agreements to verify that there are no restrictions on name and likeness uses other than noted above. Should there be any such restrictions, LIVE will have the right to cancel this agreement within seven business days following ROMAN's delivery to LIVE of such service agreements.

15. RIGHT OF TERMINATION: ROMAN shall have a right to terminate this agreement if, 30 days following written notice from ROMAN to LIVE of LIVE's failure to make any payments due and payable under paragraph 8(a)-(i), LIVE does not pay to ROMAN such payment(s) due and payable to ROMAN.

16. LIMITED RELEASES: LIVE agrees that, during the first five years of the Term, it shall not, without the prior approval of ROMAN (such approval not to be unreasonably withheld), release for sale to the general public more than six videocassettes of the Property (excluding premium and promotional videocassettes) in each calendar year.

If the above is acceptable to you, please execute this Agreement where indicated below and return via facsimile. The Agreement, together with LIVE's standard terms and conditions which are incorporated herein by its reference (subject to good faith negotiation within parameters customarily acceptable to Distributor), constitutes a binding agreement between the parties and shall govern until such time as a more formal agreement is executed between the parties. Any points not addressed by LIVE's standard terms and conditions shall be subject to those customs and standards prevailing in the entertainment industry in Los Angeles.

Best regards,

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LIVE FILM AND MEDIAWORKS INC.



/s/ Rick Mischel
- ------------------------------
Rick Mischel
Vice President, Family Entertainment

AGREED AND ACCEPTED
FILM ROMAN


By: /s/ Phil Roman
    --------------------------
    Phil Roman

Position:
          --------------------
Date:
      ------------------------
cc:  P. Almond      T. Fournier     R. Burlage
     S. Mangel      E. Slutzky      B. Weinzimer
     D Stein        D. Garber

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